UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RYERSON TULL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEIL S. NOVICH

Chairman, President and

Chief Executive Officer

March 5, 2003

Dear Stockholder:

Ryerson Tull, Inc. will hold its 2003 Annual Meeting of Stockholders on Wednesday, April 16, 2003, at 9:00 a.m., Chicago time, at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois. I hope you will join us.

I look forward to seeing you on April 16. If you do not expect to attend the meeting, please take a moment now to complete and return the enclosed proxy card in the envelope provided. Whether in person or by proxy, your participation in the annual meeting is important to us.

Cordially,

Neil S. Novich

Chairman, President and

Chief Executive Officer

2621 West 15th Place, Chicago, Illinois 60608

2621 WEST 15th PLACE

CHICAGO, ILLINOIS 60608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 16, 2003

To Stockholders:

We will hold the Annual Meeting of Stockholders of Ryerson Tull, Inc., a Delaware corporation, at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, on Wednesday, April 16, 2003 beginning at 9:00 a.m., Chicago time, for the purpose of:

1.	Electing directors of the Company;

2.	Considering and voting upon the Ryerson Tull Annual Incentive Plan; and

3.	Considering any other matter that may properly come before the meeting.

Holders of voting securities at the close of business on February 28, 2003 are entitled to receive notice of and vote at the Annual Meeting.

This Notice of the Annual Meeting includes a Proxy Statement. Please sign, date and return the enclosed proxy card in the accompanying envelope as soon as possible, whether or not you expect to attend the Annual Meeting.

The Company’s 2002 Annual Report, which includes the Company’s 2002 financial statements, accompanies this mailing. Additional copies are available upon written request to the Ryerson Tull investor relations department.

By order of the Board of Directors,

Joyce E. Mims

Vice President and

General Counsel

March 5, 2003

Chicago, Illinois

2621 WEST 15th PLACE

CHICAGO, ILLINOIS 60608

PROXY STATEMENT

The Board of Directors of Ryerson Tull, Inc. solicits the enclosed proxy for the 2003 Annual Meeting to be held on April 16, 2003.

Beginning on or about March 5, 2003, we will begin to solicit proxies by mail. We also may solicit proxies through our directors, officers and regular employees. We will pay all costs associated with this proxy solicitation, including a fee of $6,500 plus out-of-pocket expenses for MacKenzie Partners for its assistance. We will also reimburse brokers, banks and similar organizations for reasonable charges and expenses they incur in obtaining instructions from the beneficial owners of our common stock.

Our voting securities outstanding on February 28, 2003 consisted of 24, 813,538 shares of common stock with one vote per share and 80,325 shares of Series A $2.40 Cumulative Convertible Preferred Stock with one vote per share. All voting securities vote together without regard to class on the matters expected to be voted upon at the Annual Meeting.

On February 25, 1999, our majority-owned subsidiary became our wholly owned subsidiary, then named Ryerson Tull, Inc., and each share of pre-merger Ryerson Tull Class A common stock was converted into 0.61 shares of our common stock. Pre-merger Ryerson Tull then merged with us and we changed our name to “Ryerson Tull, Inc.” These mergers are together referred to as the “RT Merger.”

If you sign, date and return the enclosed proxy by mail, your shares will be voted as you direct. If you do not give any voting instructions, your shares will be voted FOR the Board’s nominees for director, FOR the Ryerson Tull Annual Incentive Plan and in the discretion of the proxies on any other matters that may come before the meeting. You may revoke your proxy:

(1) by submitting a revocation letter dated subsequent to the proxy;

(2) by delivering a second signed proxy dated later than the first signed proxy; or

(3) by attending the Annual Meeting and voting in person or by proxy.

If you are a participant in the BuyDIRECTSM a direct purchase and sale plan for Ryerson Tull shares sponsored by The Bank of New York, shares credited to your account in that program will be voted only if and in the same manner as you vote your stock held of record. If you are not a stockholder of record, The Bank of New York, as custodian, will vote your shares only as you instruct. If you are a participant in the Ryerson Tull Savings Plan, Ryerson Tull shares credited to your account will be voted as you direct, but any direction (or any revocation of a prior direction) must be received by LaSalle National Bank, as Trustee for the Savings Plan, by 5:00 p.m., Chicago time, on April 15, 2003. Shares in the Savings Plan for which no direction is received by that time will be voted in the same proportion as the shares in the Savings Plan for which directions are timely received.

Proxies, consents, ballots and voting materials that identify the vote of specific holders are confidential, except in a contested proxy or consent solicitation or as otherwise required by law. They are returned to the tabulator and are available to the inspectors of election to enable them to certify the results of the vote. The Bank of New York will act as the tabulator, and officers or employees of The Bank of New York will serve as inspectors of election.

We welcome comments from holders of voting securities. Comments written on or accompanying proxy cards will be provided to us without indication of the vote of the holder of the voting securities, unless the vote is included in the comment or is necessary to understand the comment.

ELECTION OF DIRECTORS

Following the Annual Meeting, the Board will consist of eight directors. All directors are elected by a plurality of the votes cast at the Annual Meeting. The outcome of the election is not affected by holders of voting securities who abstain from voting or withhold authority to vote in the election, or by broker non-votes. If any nominee should become unavailable for election, which we do not anticipate, proxies may be voted for the election of another person or persons designated by the Board, unless the Board has taken prior action to reduce its membership. The directors elected at the 2003 Annual Meeting will serve a one-year term, expiring at the 2004 Annual Meeting, and until their successors are duly elected and qualified.

Nominees for Election

The nominees for election to the Board are described in brief biographies below. The period of service as a director shown for Mr. James Henderson includes the period during which he served as a director of our former subsidiary Inland Steel Company. The Board held five meetings during 2002. All incumbent directors attended at least 75% of the combined total number of meetings of the Board and committees on which they served. All nominees for the 2003 Board are presently serving as directors.

JAMESON A. BAXTERDirector of pre-merger Ryerson Tull since January 1999 Director of Ryerson Tull since February 1999

Mrs. Baxter, age 59, has been President of Baxter Associates, Inc., a private management consulting and investment firm, since 1986. She also was Vice President and Principal of Regency Group, Inc., an investment banking firm, from 1989 to 1992. She served as Vice President of The First Boston Corporation, an investment banking firm, from 1975 to 1986, and held various other positions at The First Boston Corporation from 1965 to 1975. She is a member of our Compensation and Nominating and Governance Committees. She is a director of Banta Corporation and The Putnam Fund.

RICHARD G. CLINE Director of pre-merger Ryerson Tull since 1996 Director of Ryerson Tull since February 1999

Mr. Cline, age 68, is Chairman of Hawthorne Investors, Inc., a private management advisory services and investment firm, which he founded in 1996. He was Chairman of Hussmann International, Inc., a manufacturer and service provider of merchandising and refrigeration systems for the commercial food industry, from January 1998 until June 2000. He served as Chairman of the Board and Chief Executive Officer of NICOR, Inc., a diversified holding company with subsidiaries engaged in natural gas distribution and containerized liner shipping, from 1986 to 1995, and as its President and Chief Operating Officer from 1985 to 1988 and from 1990 to 1994. For the previous 22 years, he was an executive of Jewel Companies, Inc., becoming Chairman, President and Chief Executive Officer in 1984. He is a member of our Audit and Nominating and Governance Committees. Mr. Cline also is a director of Kmart Corporation and PepsiAmericas, Inc., and Chairman and a trustee of Northern Institutional Funds and Northern Funds, registered investment companies. He is a past chairman of the Federal Reserve Bank of Chicago.

GARY L. CRITTENDEN Director of Ryerson Tull since 1999

Mr. Crittenden, age 49, has been Executive Vice President and Chief Financial Officer of American Express Company, a travel and financial services company, since June 2000. He was Senior Vice President and Chief Financial Officer of Monsanto Company, a worldwide manufacturer and seller of diversified lines of agricultural products, nutrition and consumer products, pharmaceuticals and other products, from 1998 through May 2000. At Sears, Roebuck and Co., a multi-line retailer, he was Executive Vice President and Chief Financial Officer from 1997 to 1998, President of the Hardware Stores division in 1997 and Executive Vice President, Strategy and Business Development from 1996 to 1997. He is a member of our Audit and Nominating and Governance Committees. Mr. Crittenden is also a director of The TJX Companies, Inc.

JAMES A. HENDERSON Director of pre-merger Ryerson Tull since 1996 Director of Ryerson Tull since 1999

Mr. Henderson, age 68, was the Chairman and Chief Executive Officer of Cummins Inc., a manufacturer of diesel engines, prior to his retirement on December 31, 1999. Mr. Henderson joined Cummins in 1964, was elected Executive Vice President in 1971, Executive Vice President and Chief Operating Officer in 1975, President and Chief Operating Officer in 1977, President and Chief Executive Officer in 1994, and Chairman and Chief Executive Officer in 1995. He is Chairman of our Nominating and Governance Committee and a member of our Compensation Committee. Mr. Henderson is also a director of Championship Auto Racing Teams, Inc., International Paper Co., Nanophase Technologies Corporation, Rohm and Haas Company and SBC Communications Inc.

GREGORY P. JOSEFOWICZ Director of Ryerson Tull since 1999

Mr. Josefowicz, age 50, has been Chairman, President and Chief Executive Officer of Borders Group, Inc., an operator of book superstores and mall-based bookstores, since January 2002 and President, Chief Executive Officer and a director since November 1999. He was Chief Executive Officer of the Jewel-Osco division of American Stores Company, which operates food and drug stores in the greater Chicago, Illinois and Milwaukee, Wisconsin areas, from 1997 until June 1999 when American Stores merged into Albertson’s Inc., a retail food-drug chain. At that time Mr. Josefowicz became Albertson’s Inc. President, Midwest Region. Mr. Josefowicz joined Jewel-Osco in 1974, and was elected Senior Vice President of Marketing and Advertising in 1993. Mr. Josefowicz is also a director of Spartan Stores Inc. He is Chairman of our Audit Committee and a member of our Nominating and Governance Committee.

NEIL S. NOVICH Director of pre-merger Ryerson Tull since 1994 Director of Ryerson Tull since February 1999

Neil S. Novich, age 48, has been our Chairman, President and Chief Executive Officer since February 1999. Mr. Novich was President, Chief Executive Officer and Chief Operating Officer of pre-merger Ryerson Tull from 1994 to February 1999. He was our Senior Vice President from January 1995 to May 1996. Prior to joining us in 1994, Mr. Novich led the Distribution and Logistics Practice at Bain & Company, an international management consulting firm. Mr. Novich is also a director of W.W. Grainger, Inc.

JERRY K. PEARLMAN Director of pre-merger Ryerson Tull since 1996 Director of Ryerson Tull since February 1999

Mr. Pearlman, age 63, was Chairman of Zenith Electronics Corporation, a manufacturer of consumer electronics and cable television products, prior to his retirement in November 1995. He was also Chief Executive Officer of Zenith from 1983 through April 1995. He is Chairman of our Compensation Committee and a member of our Nominating and Governance Committee. Mr. Pearlman is also a director of Nanophase Technologies Corporation and Smurfit Stone Container Corporation.

RONALD L. THOMPSON Director of pre-merger Ryerson Tull since 1996 Director of Ryerson Tull since February 1999

Mr. Thompson, age 53, has been the Chairman and Chief Executive Officer of Midwest Stamping Co., a metal-stamping and assembly firm serving principally the automotive original equipment industry, since 1993. Prior to joining Midwest Stamping, he was Chairman of the Board and President of The GR Group, Inc., a diversified holding company with interests in manufacturing and service activities, from 1980 to 1993. He is a member of our Audit and Nominating and Governance Committees. Mr. Thompson is also a director of the Teachers Insurance and Annuity Association.

COMMITTEES OF THE BOARD OF DIRECTORS

The standing committees of the Board include the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The members of these committees, none of whom is an employee of Ryerson Tull or any of its subsidiaries, are identified above.

Audit Committee—The Audit Committee annually recommends to the Board of Directors the appointment of an independent auditing firm to audit our financial books and records. The Audit Committee reviews the proposed scope and results of the annual audit, the recommendations of the independent auditors, and all non-audit services performed by the auditors. It also approves the auditors’ compensation and reviews the independence of and all relationships with the independent auditor. The Audit Committee also reviews management’s discussion and analysis and the consolidated financial statements of our annual report to stockholders and Form 10-K; reviews our system of internal accounting and operating controls and the performance of our internal auditors; and monitors compliance with our Code of Business Conduct. The Audit Committee Report is included below. The Audit Committee held six meetings in 2002.

Compensation Committee—The Compensation Committee makes recommendations to the Board of Directors about the promotions and salaries of our officers and the establishment or modification of executive compensation plans and programs; and administers the Ryerson Tull Annual Incentive Plan, our incentive stock plans and our pension and retirement plans and trusts. The Report of the Compensation Committee of the Board of Directors Regarding Executive Compensation is included below. The Compensation Committee held three meetings in 2002.

Nominating and Governance Committee—The Nominating and Governance Committee prepares and maintains a list of qualified candidates to fill vacancies on the Board of Directors and recommends to the Board of Directors candidates to fill any such vacancies; recommends to the Board a slate of candidates for election as directors at the annual meeting; monitors corporate governance issues; recommends to the Board policies and procedures for effective corporate governance and assures compliance with adopted policies and procedures; recommends to the Board a process for evaluating the Board and oversees the process; recommends the compensation to be paid to non-employee directors; and manages and controls the administration of directors’ compensation. The Nominating and Governance Committee held three meetings in 2002.

The Nominating and Governance Committee will consider qualified candidates recommended by the holders of voting securities as nominees for election at the annual meeting. To be considered by the Committee as a nominee for election at the 2004 Annual Meeting, the name of the candidate and a written description of his or her qualifications must be received by the Secretary of Ryerson Tull no sooner than November 5, 2003, and no later than December 5, 2003. Our By-Laws provide a formal procedure, including an advance notice requirement, for holders of voting securities who intend to nominate persons for election as directors at the annual meeting.

COMPENSATION OF DIRECTORS

Our Directors’ Compensation Plan provides that each director who is not an employee of Ryerson Tull or any of our affiliates will receive an annual retainer of $60,000. Normally, we will pay one-third of the retainer in shares of our common stock, one-third in cash and one-third in options (based upon the Black-Scholes option pricing model). However, directors may elect to receive all or any part of the cash portion of their retainer in whole shares of common stock.

We pay the cash portion of the retainer quarterly. If a director serves for a fraction of a quarter, the cash portion for that quarter is prorated in whole months. We pay the stock portion of the retainer as restricted stock issued at the beginning of the director’s term. Over the director’s term, the restricted stock vests in quarterly increments. Directors are also entitled to any dividends that accrue on the restricted stock. In addition, non-employee directors receive $1,000 for attending a special Board meeting and a special committee meeting not held in conjunction with a regular or special Board meeting. We do not pay fees to directors for attending other Board or committee meetings. A non-employee director who serves as chairman of a standing committee of the Board will receive an additional annual retainer of $4,000.

The Directors’ Compensation Plan allows directors to elect to defer payment of all or any portion of the retainers and fees that become due over the course of the year. Directors must make this election prior to January 1 of each year. However, if a director is appointed or elected during a calendar year, that director may make a deferral election within 30 days after becoming a director. We will distribute deferred amounts after the director’s termination of board service in a lump sum or in installments of cash or whole shares of common stock, at the election of the director made at the time of the deferral. Interest on cash deferrals will be credited at the prime rate in effect from time to time at Bank One Corporation (or its successor). Stock deferrals will be credited with dividends paid on shares of common stock from time to time.

The Directors’ Compensation Plan also provides that each non-employee director at the close of each annual meeting will be awarded a stock option having a value of $20,000 (based on the Black-Scholes option pricing model) and an exercise price equal to the fair market value of our common stock on the date of grant. Individuals who become non-employee directors other than at an annual meeting are, at the time of their election or appointment as a non-employee director, awarded stock options having a value that is prorated to reflect a partial year’s service. The options are 50% exercisable beginning the day after the six-month anniversary of the grant date and 100% after the earlier of the one-year anniversary of the grant date or the date of the next annual meeting. They expire no later than 10 years after the date of grant. A total of 461,000 shares of our common stock are reserved for issuance under the Directors’ Compensation Plan.

We also pay the premiums on a business accident insurance policy insuring each director for up to $500,000.

AUDITOR MATTERS

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP rendered for the audit of our 2002 annual financial statements and for reviews of the financial statements included in our Forms 10-Q for 2002 were $320,723.

Financial Information Systems Design and Implementation Fees

PricewaterhouseCoopers LLP did not bill any fees for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for services other than those described in the two preceding paragraphs for 2002 were $264,731, primarily for services rendered in connection with tax matters and the audit of employee benefit plans.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members of the Company’s Board of Directors. Each member is independent, as that term is defined in Section 303.01 of the New York Stock Exchange Listed Company Manual. The Board of Directors adopted a written charter for the Audit Committee in April 2000, and adopted a revised charter in April 2001. The Audit Committee reviews and reassesses the adequacy of its charter at least annually or sooner if determined appropriate.

Beginning in 2003, the Audit Committee will hold seven regularly scheduled meetings each year. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management and the independent auditors have the responsibility to plan and conduct audits, to determine whether the Company’s financial statements are complete and accurate, and to assess whether they are presented in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002, with management and with PricewaterhouseCoopers LLP, the independent auditors for the Company.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountant’s independence. In addition, the Audit Committee has considered whether the independent accountant’s provision of services described above under the headings “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the independent accountants’ independence.

Based on the review and discussions referred to above, and in reliance upon the opinions, information, reports or statements presented to the Audit Committee by Company management, its internal auditors and its independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

This Audit Committee Report is not deemed “filed” with the Securities and Exchange Commission.

Gregory P. Josefowicz, Chairman Richard G. Cline Gary L. Crittenden Ronald L. Thompson

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table presents, as of February 1, 2003, the shares of Ryerson Tull common stock beneficially owned by each of our directors, each of the other named executive officers and our directors and executive officers as a group. Except as indicated otherwise, the beneficial owners have sole voting and investment power for these securities. Our common stock includes preferred stock purchase rights. No directors or executive officers beneficially owned any Series A Preferred Stock.

Name of Beneficial Owner	Number of Shares or Amount of Securities Owned(1)		Percent of Class
Directors(2)
Jameson A. Baxter	28,492		*
Richard G. Cline	22,923		*
Gary L. Crittenden	19,137		*
James A. Henderson	24,949		*
Gregory P. Josefowicz	13,915	(3)	*
Neil S. Novich	607,639	(4)	2.4%
Jerry K. Pearlman	41,492		*
Ronald L. Thompson	33,772		*

Named Executive Officers
Jay M. Gratz	226,467	(5)	*
Gary J. Niederpruem	217,279	(6)	*
Thomas S. Cygan	87,370	(7)	*
James M. Delaney	64,912	(8)	*

All Directors and Executive Officers as a Group	1,821,718	(9)	7.3%

(1)	Includes shares credited to individual accounts in the Ryerson Tull Savings Plan. Shares shown as “subject to option” are subject to stock options exercisable on or prior to April 2, 2003.

(2)	Includes, for each non-employee Director, 12,335 shares subject to option and 785 shares payable or deferred under the Ryerson Tull Directors’ Compensation Plan which are subject to forfeiture.

(3)	Includes 5,109 shares held in trust for family members.

(4)	Includes 597,679 shares subject to option.

(5)	Includes 208,500 shares subject to option and 8,490 shares held in trust for family members.

(6)	Includes 212,925 shares subject to option.

(7)	Includes 84,520 shares subject to option and 435 shares held jointly.

(8)	Includes 64,226 shares subject to option.

(9)	Includes 1,670,211 shares subject to option, 435 shares held jointly, 13,599 shares held in trust for family members and 250 shares held by the spouse of an executive officer.

*Less than 1.0%

ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

The following table sets forth, as of December 31, 2002, the only holders known to us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Number of Shares or Amount of Securities Owned		Percent of Class
Dimensional Fund Advisors Inc.	1,494,155	(1)	6.02%
1299 Ocean Avenue
Santa Monica, CA 90401

Loews Corporation	1,368,200	(2)	5.51%
667 Madison Avenue
New York, NY 10021

Merrill Lynch & Co., Inc.	1,758,763	(3)	7.09%
250 Vesey Street
World Financial Center, North Tower
New York, NY 10381

(1)	Reported sole voting and dispositive power as to 1,494,155 shares. Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares.

(2)	Reported sole voting and disposition as to 1,368,200 shares.

(3)	Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers, (“Merrill”) reported shared voting and dispositive power as to 1,758,763 shares. Merrill disclaims beneficial ownership of these shares.

Certain persons were also known to us to own beneficially more than 5% of the outstanding shares of Series A $2.40 Cumulative Convertible Preferred Stock. These shares vote together with our common stock, as a single class, on each matter being submitted to holders of our voting securities, and none of the owners of the Series A Preferred Stock own shares of Series A Preferred Stock having more than 1% of the combined voting power of our outstanding voting securities.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS REGARDING EXECUTIVE COMPENSATION

Composition of the Committee

The Ryerson Tull Compensation Committee consists of three independent non-employee directors, none of whom is or has been an employee of the Company or any of its subsidiaries. The Committee is comprised of Jerry K. Pearlman, Chairman, Jameson A. Baxter and James A. Henderson. The Committee makes recommendations to the Board of Directors for the compensation of the Chief Executive Officer and Company executive officers, including the named executive officers.

Compensation Philosophy and Targets

The Company’s executive compensation programs are designed to (1) attract and retain outstanding individuals as officers and key employees, (2) reward executive officers based on individual performance and the financial performance of the Company, (3) align the incentives of executive officers with the interests of stockholders, and (4) offer total compensation opportunities competitive with those offered by comparable companies.

The Committee utilizes independent external compensation consultants to design Company executive compensation programs, to provide market survey data on the compensation practices of comparable companies, and to assist in setting compensation levels for the Company’s executives.

To assess the market competitiveness of Company compensation, and to determine compensation of executive officers, the Committee reviews survey materials prepared by the external compensation consultants on the compensation practices of companies it considers as competitors for executive talent. For 2002 and 2003, those companies consisted of three comparison groups: a 20-company custom peer group of general distribution, industrial and service companies, including metals service centers, with median sales, assets and total employees similar to those of the Company; the self-constructed peer group presented in the chart comparing cumulative total stockholder return immediately following this Report; and a group of 86 general industrial companies with median sales comparable to those of the Company.

Total compensation opportunity consists of base salary, cash awards under the short-term incentive plan, and equity awards under the long-term incentive plan. The Committee targets total salary and short-term incentive opportunity for the Company’s executive officers at the median of total opportunity for the comparable pay factors and positions in the comparison groups and targets long-term incentive opportunity below that median. The Committee intends that short-term and long-term incentive pay targets represent at least half of total compensation opportunity for executive officers and that the relative proportion of incentive pay increase from that level for the senior executive officers and chief executive officer.

Base Salary Determinations

The Committee reviews base salary compensation of executive officers annually. It considers factors such as the competitive market, individual performance, experience, internal equity, long-term potential, retention concerns and the desired pay mix. During 2002, the Committee approved management’s recommendation for a base salary freeze for executive officers, with certain exceptions. 2002 salary adjustments for executive officers generally reflected internal equity concerns.

Mr. Novich, as Chief Executive Officer of the Company, meets regularly with the Committee and with the non-management directors. These meetings include an annual review by all of the outside directors of his financial, operating and organizational goals, his performance as it relates to achievement of the prior year’s goals, and the Company’s financial performance. The results of this evaluation are an important element in the compensation decisions made by the Committee and the Board of Directors of the Company regarding Mr. Novich’s base salary and incentive compensation. In 2002, the Committee accepted Mr. Novich’s recommendation that his base salary remain unchanged.

Short-Term Incentive Compensation

Short-term incentive compensation is payable as a cash bonus under the Ryerson Tull Annual Incentive Plan. The plan generally provides for cash bonuses to be paid based on a specified percentage of a participant’s salary earnings and the extent to which corporate and (or) business unit performance standards are met for the year. Actual awards paid depend on the extent to which the annual targets are achieved.

The Committee has historically set the annual targets using two financial performance measures, operating return on operating assets and revenue growth, with the formula weighted to operating return on operating assets. In the first quarter of 2002, the Committee used these measures to establish target awards for all executive officers based on either overall Company and/or business unit performance. In 2002, one of the Company’s business units achieved the threshold levels of return on operating assets and revenue growth established for it. The Company did not achieve the financial targets established for overall company performance.

For a separate business unit reporting to Mr. Delaney, the Committee established different 2002 target awards during the first quarter 2002 based on separately measured performance standards. That business unit achieved the threshold level established for operating profit percentages and revenue growth, resulting in payment of an award to Mr. Delaney based on its performance.

For each named executive officer, the Committee also established one or more additional individual strategic corporate objectives, or “management-by-objective” (“MBO”) targets. The Committee evaluated attainment of MBO targets based on both objective and subjective factors. Based on the Committee’s assessment of each such officer’s achievement of the individual MBO targets, the Committee approved bonuses to be paid to the named executive officers. The MBO targets for Mr. Gratz, Mr. Niederpruem Mr. Cygan, and Mr. Delaney related respectively to certain operating performance improvements and joint ventures; growth initiatives; certain restructuring and loss reduction programs; and inventory and supply chain management and national accounts. The MBO award for Mr. Novich was based upon significant achievement in efficient asset utilization and continued progress in overall cost reduction.

The amount shown in the “Bonus” column in the “Summary Compensation Table” includes all of these short-term cash incentives paid to the named executive officers under the Plan.

Long-Term Incentive Compensation

The Committee makes awards and grants under the Ryerson Tull 2002 Incentive Stock Plan to provide executive officers with additional incentives for outstanding individual performance and retention, and to more closely align their interests with those of our stockholders. Grants and awards under the plan may consist of stock options, stock appreciation rights, restricted stock awards, and performance awards, or combinations of these. Under the plan, stock options and stock appreciation rights are granted at the fair market value of Company common stock on the date of grant and are generally exercisable for a period up to ten years. Fair market value is the average of the highest and lowest selling prices of the stock on the New York Stock Exchange Composite Transactions on the date of grant, or if the stock is not traded on that day, then on the next preceding day on which the stock was traded.

The Committee made no equity awards to named executive officers in 2002, as it considered the 2001 equity grants to be two-year awards.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation paid to named executive officers. Generally, the federal income tax deduction for compensation paid to any such officer is limited to $1 million per year, unless the compensation qualifies under an exception for “performance-based compensation”. The Committee generally intends to structure the compensation payable to named executive officers to permit the maximum deductibility for federal income tax purposes, but reserves the right to make non-deductible compensation payments, taking into consideration the financial effects of such payments on the Company.

Gains on stock option exercises under the Company’s incentive stock plans are intended to qualify for the “performance-based compensation” exception, so that the Company’s deduction for those gains will not be subject to the Section 162(m) limit. The Annual Incentive Plan permits the Committee to make awards under the plan, which qualify for the “performance-based compensation” exception, as well as awards that do not qualify for the exception. The Committee anticipates that it would generally not make non-qualifying awards, if such awards would cause a named executive officer’s compensation to exceed the $1 million limit. No named executive officer received compensation exceeding $1 million for 2002.

Jerry K. Pearlman, Chairman

Jameson A. Baxter

James A. Henderson

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following chart compares the cumulative total stockholder return on our common stock for the five-year period ended December 31, 2002, with the cumulative total return of the Standard and Poor’s Small Cap 600 Index, and to a peer group of metals distributors. Our performance prior to 1999 reflects an additional line of business, steel manufacturing, which at the time represented approximately half of our business. The peer group’s performance for the entire time period reflects primarily the metals distribution business.

Because there is no nationally recognized industry index consisting of metals distributors to be used as a peer group index, we constructed our own peer group consisting of five other public companies in the metals distribution industry. The peer group includes A.M. Castle & Co., Friedman Industries Incorporated, Olympic Steel, Inc., Reliance Steel & Aluminum Co. and Steel Technologies Inc. Prior to 2003, we had also included in the peer group a sixth company, Metals USA, Inc., that we have now excluded from the peer group, because the impact of its reorganization under Chapter 11 of the Bankruptcy Code on its former and new-issue common stock compromises the comparability of its stock performance to that of the peer group. This comparison assumes the investment of $100 on December 31, 1997 and the reinvestment of dividends.

The following chart compares the cumulative total stockholder return on pre-merger and post-merger Ryerson Tull stock for the five-year period ended December 31, 2002, with the cumulative total return of the Standard and Poor’s Small Cap 600 Index, and to the peer group of metals distributors. This comparison assumes the investment of $100 on December 31, 1997 in the indices and in pre-merger Ryerson Tull Class A common stock, the exchange of the Class A stock for 0.61 shares of our common stock on February 25, 1999 and the reinvestment of dividends.

EXECUTIVE COMPENSATION

The following table presents the 2000, 2001 and 2002 compensation for Mr. Novich and the Company’s other four most highly compensated executive officers. The compensation listed in the table includes compensation paid by us, pre-merger Ryerson Tull and other subsidiaries.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation		Securities Underlying Stock Options(1)	LTIP Payouts	All Other Compen- sation(2)
Neil S. Novich	2002	$548,497	$95,000	$0		0	$0	$32,913
Chairman, Director, President and	2001	548,497	0	0		260,000	0	32,914
Chief Executive Officer	2000	544,661	0	0		115,000	0	39,092

Jay M. Gratz	2002	$408,877	$69,727	0		0	$0	$16,354
Executive Vice President and	2001	408,877	0	$3,446,936	(3)	100,000	0	16,363
Chief Financial Officer; President— Ryerson Tull Coil Processing	2000	406,576	0	0		44,000	0	16,262

Gary J. Niederpruem	2002	$359,011	$41,836	0		0	$0	$14,352
Executive Vice President	2001	329,093	0	0		100,000	0	13,156
	2000	325,695	0	0		44,000	0	13,020

Thomas S. Cygan	2002	$249,321	$39,000	$0		0	$0	$9,984
President—Ryerson Tull North	2001	248,169	0	51,365	(4)	34,000	0	9,935
	2000	219,741	14,950	192,042	(5)	13,500	0	8,305

James M. Delaney	2002	$238,347	$16,149	$0		0	$0	$16,693
President—Customer Solutions	2001	231,095	0	0		30,000	0	16,184
Team, Chief Customer Officer and Chief Procurement Officer	2000	214,769	0	0		17,500	0	15,530

(1)	Awards consist of options to purchase our common stock.

(2)	Amounts represent the value of vested and unvested employer contributions and allocations to defined contribution plans of the Company and its subsidiaries.

(3)	Amounts paid pursuant to Mr. Gratz’s change in control agreement with Inland Steel Industries, Inc. (the Company’s predecessor), consist of stock option-related ($579,312) and non-qualified retirement benefit payments ($2,860,582). No other perquisites and personal benefits exceed 25% of total perquisites and other personal benefits reported.

(4)	Represents reimbursement of relocation expenses and related tax gross-up in the amount of $26,588 and other perquisites and personal benefits, none of which exceeds 25% of total perquisites and other personal benefits reported.

(5)	Represents reimbursement of relocation expenses and related tax gross-up in the amount of $177,527 and other perquisites and personal benefits, none of which exceeds 25% of total perquisites and other personal benefits reported.

Individual Option Grants in 2002

No grants of options were made during the last fiscal year to the named executive officers.

Aggregated Option Exercises and Year End Option Values

The following table presents the value realized upon option exercises during 2002, the number of shares underlying the options held at the end of 2002 by the named executive officers and the value of their holdings based on the closing price on December 31, 2002 for our common stock.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End (Exercisable/Unexercisable)	Value of Unexercised In-The-Money Options at Fiscal Year-End (Exercisable/Unexercisable)
Neil S. Novich	—	—	471,329/212,150	$0/0
Jay M. Gratz	—	—	159,980/81,520	0/0
Gary J. Niederpruem	—	—	164,405/81,520	0/0
Thomas S. Cygan	—	—	68,506/27,235	0/0
James M. Delaney	—	—	48,251/25,875	0/0

Pension Benefits

The following table shows the maximum annual pension benefits payable on a straight life annuity basis to employees in various earnings classifications upon retirement at age 65 under our pension plans. Pension benefits for our salaried employees were frozen effective December 31, 1997, except for salaried employees whose age and service met specified transition criteria. The latter salaried employees continued to accrue pension benefits until the earlier of December 31, 2002, and their date of retirement.

In general, benefits for salaried employees are based on two factors: (1) years of benefit service prior to the freeze date of the pension benefit, and (2) average monthly earnings, based on the highest 36 months of earnings during the participant’s last ten years of service prior to the freeze date of the pension benefit, except for employees eligible for the transition rules relating to age and service. For this purpose, earnings generally consist of salary plus bonus as reported in the Summary Compensation Table. All benefit amounts shown in this table are subject to offset based upon Social Security earnings.

Pension Plan Table

	Annual Pension Benefits for Years of Service Shown
Average Annual Earnings for the Applicable Years-of-Service Period	5 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$17,000	$51,000	$68,000	$85,000	$102,000	$119,000	$136,000
400,000	34,000	102,000	136,000	170,000	204,000	238,000	272,000
600,000	51,000	153,000	204,000	255,000	306,000	357,000	408,000
800,000	68,000	204,000	272,000	340,000	408,000	476,000	544,000
1,000,000	85,000	255,000	340,000	425,000	510,000	595,000	680,000

Neil S. Novich accrued three years and James M. Delaney accrued 18 years of pension benefit service, frozen at December 31, 1997, and ceased accruing benefit service after that date. The other named executive officers, whose age and service met certain transition requirements, continued to accrue pension benefits until December 31, 2002 and ceased accruing benefits after that date. The other named executive officers accrued the following years of benefit service: Jay M. Gratz—27 years;

Gary J. Niederpruem—29 years and Thomas S. Cygan—37 years. Until December 31, 2002, they were subject to limits on certain company-paid contributions to employees’ accounts under the Ryerson Tull Savings Plan.

Certain pension benefits in excess of the limitations imposed by the Internal Revenue Code of 1986 are paid by Ryerson Tull under an unfunded non-contributory supplemental retirement plan. For any officer or employee who is age 55 or older with at least five years of service and annual compensation in excess of $170,000, these plans generally permit us to satisfy obligations to pay benefits upon retirement at age 65 by (a) purchasing annuities (and paying a tax gross-up to the officer or employee) or (b) paying a lump sum amount at the time of retirement. No annuities were established for named executive officers in 2002.

In the event of a change in control (as defined in the applicable plan), all benefits accrued under the pension plan and the supplemental plans will become fully and irrevocably vested and distributable to participants as provided by the terms of those plans. If, within three years following a change in control, there is a termination of the Ryerson Tull Pension Plan, or a substantial reduction in accruals under the Ryerson Tull Pension Plan, assets will first be used to provide retiree medical benefits and then will be applied to increase retirement benefits to affected participants on a pro rata basis. Special rules also apply if, after a change in control, the Ryerson Tull Pension Plan is merged with another plan or if assets are transferred from the Ryerson Tull Pension Plan to another plan. This distribution would occur within three years of a change in control, and, within this three-year period, there are limitations on amendments to the Ryerson Tull Pension Plan.

Employment and Change in Control Agreements and Other Benefits

Under our incentive stock plans, upon the occurrence of a change in control event, (i) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change in control, except that (a) certain stock options or stock appreciation rights outstanding for less than six months will not be cashed out until six months after the grant date and (b) restricted stock awards may immediately vest; and (ii) all outstanding performance awards will be cashed out in the amounts and manner determined by the Compensation Committee.

We have entered into change in control agreements with each of the named executive officers, the present terms of which expire on December 31, 2003, but which are automatically extended for additional one-year periods thereafter, unless we give notice prior to June 30 that we do not wish to extend such agreements for another year or unless a change in control (as defined below) or other limited events occur. We have not given such notice of nonrenewal to date.

For purposes of the agreements, a “change in control” shall generally be deemed to occur if:

(1) any person becomes the owner of 20% or more of the combined voting power of our then-outstanding securities;

(2) during any two-year period, the majority of the Board changes without the approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved;

(3) a merger or consolidation with another company occurs, in which our voting securities, in combination with voting securities held by any trustee or fiduciary under any employee benefit plan, do not continue to represent at least 60% of the combined voting power of the voting securities of the surviving entity;

(4) holders of our voting securities approve a complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

(5) there occurs, with respect to a “Related Company,” (a) a sale or disposition of securities representing 50% or more of the combined voting power of the Related Company’s securities, (b) a merger or consolidation of a Related Company with a person in which a majority-owned direct or indirect subsidiary of Ryerson Tull does not own at least 50% or more of the combined voting power of the surviving entity, or (c) the sale or disposition of all or substantially all of the assets of a Related Company to a person other than Ryerson Tull or a majority-owned subsidiary of Ryerson Tull.

A “Related Company” is an executive’s employer, a direct or indirect parent of the employer or a subsidiary of the employer that is also a significant subsidiary of Ryerson Tull within the meaning of Rule 405 under the Securities Act of 1933.

These agreements generally provide that if an executive resigns from employment within the period ending 24 months after the month in which a change in control occurs, either (1) other than for cause or other than as a consequence of death, disability or retirement or (2) for reasons relating to a diminution of responsibilities, compensation or benefits or a significant relocation of the executive’s principal place of business (“Good Reason”), he or she will receive:

•	a lump sum payment (the “Severance Payment”) equal to three times (two times in the case of Mr. Cygan and Mr. Delaney) the sum of (1) the current annual base salary plus (2) the higher of (a) the average annual incentive bonus paid for the five years preceding resignation from employment, excluding any years in which the bonus was zero or (b) the executive’s target award under the annual incentive plan for the year in which the termination occurs;

•	cash in lieu of any allocations, unpaid awards or rights under our annual or other incentive compensation plans;

•	cash equal to the value of outstanding stock options granted under our stock option plans at specified prices;

•	vesting of outstanding performance awards that would have been earned for the year in which the change in control occurs had the applicable performance targets been satisfied for that year;

•	life, disability, accident and health insurance as provided in our insurance programs for a period of 36 months (24 months in the case of Mr. Cygan and Mr. Delaney) after resignation from employment;

•	cash in lieu of three years (two years in the case of Mr. Cygan and Mr. Delaney) of additional accrued benefits under our pension plan; and

•	legal fees and expenses incurred as a result of such resignation.

The agreements do not limit or reduce any benefits that the executive may be entitled to receive pursuant to any other agreement upon a change in control. The agreements provide that the executive will be paid an additional amount which, after payment of all taxes thereon, is equal to any excise tax imposed. While this provision will preserve the severance agreement benefits for the executives, we will not be entitled to a federal income tax deduction for this excise tax payment.

The agreements also provide benefits if the executive resigns from employment with Ryerson Tull for a reason other than cause coincident with or prior to a change in control and within twelve months after the occurrence of a “potential change in control” if a change in control or certain other limited events occur coincident with or within six months after his or her resignation. A “potential change in control” generally occurs if:

•	we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

•	any person (including Ryerson Tull) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a change in control;

•	any person who is or becomes the owner of 9.5% or more of the combined voting power of our then-outstanding securities increases beneficial ownership of such securities by 5% or more over the percentage so owned on the date of the agreements; or

•	the Board adopts a resolution that a potential change in control has occurred for purposes of the agreements.

The Company’s 1998 sale of its subsidiary Inland Steel Company (“ISC”) to Ispat International N.A. constituted a change in control under the change in control agreements with respect to Ryerson Tull and ISC but not with respect to pre-merger Ryerson Tull. After that acquisition, Ryerson Tull and Mr. Gratz entered into amendments to Mr. Gratz’s change in control agreement. Under the amended agreement he continues to be entitled to legal fees and payments with respect to any excise taxes in accordance with the original agreements.

We have instituted a practice of requiring non-compete and non-solicitation agreements from executive officers, including each of the named executive officers, that provide for a post-termination non-compete and non-solicitation period and salary and benefit continuation if the executive is discharged without cause or resigns for “good reason.”

These agreements also generally provide that if an executive’s termination occurs, either (1) other than for cause or other than as a consequence of death, disability or retirement or (2) for Good Reason (including the failure to provide bonus opportunities or stock awards based on historical practice in the case of Mr. Novich), he will receive his salary, bonus and benefits in effect as of his termination date. The bonus shall be two (three in the case of Mr. Novich) payments of the average annual amount of the award paid to him for the three years immediately preceding that in which the termination date occurs (excluding any years in which the bonus was zero in the case of Mr. Novich). Twenty-four (thirty-six in the case of Mr. Novich) months of additional age and service credit will be provided for determining an executive’s supplemental pension benefits using the methodology described in his change in control agreement except that any lump sum payment will be made twenty-four (thirty-six in the case of Mr. Novich) months after the executive’s termination date and only if he has not violated the confidentiality, nonsolicitation and noncompetition provisions of his employment agreement.

Mr. Novich’s agreement further provides that all existing unvested options as of his termination date would become vested and he would be afforded a 36-month extension (but not beyond the original termination date of the options) from his termination date to exercise any remaining unexercised options. The agreement also provides Mr. Novich with certain post-termination opportunities to exercise his options, indemnification, financial services counseling, and executive outplacement and office services following his termination.

Mr. Novich, Mr. Gratz and Mr. Niederpruem are covered by a group business accident insurance policy providing $500,000 each in coverage, for which the Company pays the premium.

PROPOSAL TO APPROVE THE RYERSON TULL ANNUAL INCENTIVE PLAN

The Company uses cash bonus plans as an integral part of its compensation plan for salaried employees. The Board of Directors has determined that there is a continuing need for a Company bonus plan to maintain a competitive executive incentive program that supports the Company’s business and business strategies. Accordingly, the Board of Directors has adopted, and is submitting to stockholders for their approval to enable the Company to qualify certain payments made under the

Plan as deductible for federal income tax purposes for tax years commencing January 1, 2003, the Ryerson Tull Annual Incentive Plan (the “Plan”). The summary of the Plan which follows is qualified in its entirety by reference to the complete text of the Plan as set forth in Exhibit A.

General Description

All full-time salaried employees of the Company, Joseph T. Ryerson & Son, Inc., and J. M. Tull Metals Company, Inc., and of any affiliate, subsidiary, division or group of the Company designated from time to time by the Compensation Committee (the “Committee”) (each, a “Corporate Unit”) as of the first and last day of a quarterly award period or, with respect to award periods that extend for at least one year, as of August 1 of the first year of an award period and the last day of an award period (except as otherwise provided by the Committee) are eligible to be designated as participants in the Plan for the applicable award period. As of December 31, 2002, approximately 830 employees were eligible to participate in the Plan. Except in the case of death, disability, retirement or change of control, a participant must be an employee as of the last day of an award period to be eligible for an award. The Committee determines and designates from time to time those eligible employees who will be participants in any award period and may adopt criteria restricting the number of full-time salaried employees eligible to be designated as Plan participants for any applicable award period. The Committee may determine and establish from time to time an award period applicable to any specified Corporate Unit or salary classification or grade, or combination thereof, which award period may be a calendar quarter, a calendar year or a longer period. Notwithstanding any other provision of the Plan to the contrary, the Committee may impose such conditions on participation in and awards under the Plan as it deems appropriate, including conditions applicable to one or more participants that are intended to cause awards payable under the Plan to be deductible for purposes of Section 162(m) of the Internal Revenue Code. Such conditions include (but are not limited to) conditions that may subject payment of awards to further stockholder approval of the Plan. The Committee shall have sole discretion, however, to make such changes without stockholder approval and, in the event that the Committee determines that it is advisable to grant awards under the Plan to named executive officers that do not qualify as deductible under Section 162(m), the Committee may make such grants upon performance measures it deems appropriate.

For each award period, the Committee must establish (i) the minimum performance required by a Corporate Unit before an award may be paid to a participant employed in such Corporate Unit, (ii) for each participant, a Target Award expressed as a percentage of base salary earnings or base annual salary for each such participant for such award period, on the basis of the individual’s salary grade classification, and (iii) an award schedule for each Corporate Unit. The Plan permits minimum performance to be based upon return on operating assets, operating profit, return on equity, net income, stock price, revenue growth, marginal income, expense management, inventory management, quality management, customer service performance, shareholder return, gross margin management, market share improvement, safety results, quality results, price margin management, on-time delivery, productivity and days sales outstanding (accounts receivable management). The Committee has established the minimum performance for 2003 of each Corporate Unit based on a combination of one or more of the following: return on operating assets, customer service performance, inventory management, expense management, gross margin management, price margin management, on-time delivery and market share improvement.

No award will be paid to any participant in a Corporate Unit which in any award period did not achieve the minimum performance established for such Corporate Unit. The award for each participant in a Corporate Unit is the percentage of such individual’s Target Award determined in accordance with the applicable award schedule; provided, however, that subject to Plan provisions limiting discretion of the Committee, the Committee may adjust awards on the basis of quantitative and qualitative performance measures and evaluations as it deems appropriate and may make adjustments as it deems appropriate in the case of participants whose salary grade classifications have changed during the relevant award period or who have been employed in more than one Corporate Unit during the relevant award period. Awards to any named executive officer may not be adjusted in a manner that would increase the award. The maximum award payable to a participant in any calendar year is $2,000,000. To the extent provided by the Committee, any payment under the Plan may be deferred, and to the extent deferred, may be credited with an interest or earnings factor as determined by the Committee.

Awards are paid in cash as soon as practicable after the end of the applicable award period for which the award is made. If the participant to whom an award has been made dies prior to the payment of the award, the award is paid to the legal representative or to such other person as determined by the chief executive officer of the Company. The Company or applicable Corporate Unit has the right to deduct any taxes required by law to be withheld from any award.

Annual Performance Improvement Incentive Plan Benefits

The following table shows awards made under the Plan for 2002 (which awards may not be indicative of future awards):

Name and Position	2002 Awards Dollar Value
Neil S. Novich Chairman, Director, Chief Executive Officer and President	$0

Jay M. Gratz Executive Vice President and Chief Financial Officer, President—Ryerson Tull Coil Processing	$0

Gary J. Niederpruem Executive Vice President	$0

Thomas S. Cygan President—Ryerson Tull North	$0

James M. Delaney President—Customer Solutions Team, Chief Customer Officer and Chief Procurement Officer	$1,801

Current Executive Officers as a Group	$9,629

All Employees, Including All Current Officers Who Are Not Executive Officers, As A Group	$1,648,306

Change of Control

The Plan provides that it will remain in effect for the remainder of any calendar year in which a Change of Control of the Company occurs, and that each participant will receive an award for all award periods occurring in such calendar year at least equal to the Target Award whether or not awards would otherwise have been payable under the Plan for such award periods occurring in such calendar year and whether or not the participant was an employee at the end of any award period occurring in such calendar year. A “Change of Control of the Company” is deemed to have occurred if there has been a change in the composition of the Company’s Board of Directors such that a majority of the Board of Directors shall have been members for less than 24 months, unless the election of each new director who was not a director at the beginning of the 24-month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Plan Administration

The Plan is administered by the Committee. Under the terms of the Plan no member of the Committee is eligible to receive an award while serving on such Committee (and no member would receive an award in any event because awards are limited to employees and no Committee member is or has been an employee of the Company or any of its subsidiaries). The Committee has authority to interpret the Plan, to establish, amend and rescind rules and regulations for the administration of the Plan, and to delegate to one or more senior executive officers of the Company the right to administer the Plan as it pertains to employees who are not officers of the Company or any other Corporate Unit. Except with respect to Plan provisions respecting a Change of Control of the Company, the Board of Directors of the Company may amend, suspend or terminate the Plan at any time.

Federal Tax Issues And Other Information

An award constitutes ordinary income taxable to a participant in the year in which the award is paid. Subject to the provisions of Section 162(m) of the Code and regulations promulgated thereunder (collectively, the “Code”), the Company or appropriate Corporate Unit generally will be entitled to a corresponding deduction for the year to which awards under the Plan are paid (or, to the extent deferred, for the year in which paid) with the possible exception of payments made upon a change of control. In August 1993, the Omnibus Budget Reconciliation Act of 1993, among other things, amended Section 162(m) of the Code to limit the allowable deduction for compensation paid or accrued with respect to the chief executive officer and the four most highly compensated officers of a publicly held corporation at the end of each fiscal year (commencing for fiscal years beginning on or after January 1, 1996). Pursuant to Internal Revenue Service regulations, certain types of compensation are excluded from this deduction limit, including payments subject to the attainment of objective performance goals and satisfaction of a disinterested director requirement and of a stockholder approval requirement.

Awards under the Plan meet the performance-based compensation requirement of the Code because the awards are paid upon meeting the minimum financial performance standards established by the Committee for each award period. The Plan’s administration by the Committee, as limited by Plan provisions governing the Committee’s discretion in making awards to the chief executive officer and participants for purposes of Section 162(m) of the Code, meets the second requirement. The submission of the Plan to stockholders for approval and the establishment of Plan provisions (i) limiting maximum awards, (ii) authorizing the Committee to condition awards in order to preserve the Company’s tax deductions under Section 162(m), and (iii) precluding the Committee from exercising its discretion to increase awards to executives subject to Section 162(m) of the Code, are intended to qualify awards made for 2003 and thereafter so as to preserve the Company’s federal tax deduction, if and when awards are paid under the Plan.

Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued upon the exercise of options under all of the Company’s equity compensation plans as of December 31, 2002.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans [Excluding Securities Reflected in Column (a)]
Equity compensation plans approved by security holders	2,828,003	$18.67	3,154,298	(1)

Equity compensation plans not approved by security holders(2)	101,430	$12.59	198,570

Total	2,929,433	$18.46	3,352,868

(1)	Includes 54,153 shares available for issuance under the Ryerson Tull Directors’ Compensation Plan under which one-third of the non-employee directors’ retainers are paid in shares of stock and under which a non-employee director may elect to receive the cash portion of the retainer in stock.

(2)	The former Ryerson Tull Directors’ 1999 Stock Option Plan was not approved by security holders. Under this plan, now part of the Ryerson Tull Directors’ Compensation Plan, at the close of each annual meeting, each non-employee director receives a stock option with a value of $20,000 (based on the Black-Scholes option pricing model). For additional information please see “Compensation of Directors.”

Vote Required; Effect Of Vote

Approval of the Plan requires the affirmative vote of the holders of shares of the Company representing more than 50% of the voting power of shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions count against the proposal and broker non-votes have no effect on the outcome of the vote. Proxies not limited to the contrary will be voted for the approval of the Plan.

When stockholders approve the Plan, the Company intends to deduct, as performance-based compensation, the amounts of any awards paid under the Plan to the chief executive officer and the four other most highly compensated officers of the Company in determining the Company’s federal income tax liability. Otherwise, the Company will maintain the Plan with respect to salaried employees but will exclude the chief executive officer and the four other most highly compensated executive officers at year-end from participating in the Plan.

The Board Of Directors unanimously recommends a vote FOR approval of the Ryerson Tull Annual Incentive Plan.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders which are intended to be included in our proxy statement for the 2004 Annual Meeting pursuant to SEC Rule 14a-8 must be received by us no later than November 5, 2003, and must otherwise comply with that rule to be included in the Company’s proxy materials for that meeting.

A stockholder that intends to present business at the 2004 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 90 days and not more than 120 days in advance of the day corresponding to the date of mailing the proxy materials for the prior year’s annual meeting of stockholders. Therefore, because we anticipate mailing our proxy statement on March 5, 2003, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than November 5, 2004, and no later than December 5, 2004.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of the Annual Meeting. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

By order of the Board of Directors,

Joyce E. Mims

Vice President and

General Counsel

March 5, 2003

Chicago, Illinois

Each stockholder, whether or not you expect to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

Appendix A

RYERSON TULL

ANNUAL INCENTIVE PLAN

(As amended and restated as of January 22, 2003)

1.    Purpose

The purpose of the Ryerson Tull, Inc. Annual Incentive Plan (the “Plan”) is to promote the interests of Ryerson Tull, Inc. (the “Company”) and its stockholders by (i) attracting and retaining salaried employees of outstanding ability; (ii) strengthening the Company’s capability to develop, maintain and direct a competent employee population; (iii) motivating salaried employees, by means of performance-related incentives, to achieve financial rewards; (iv) providing annual incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling salaried employees to participate in the growth and financial success of the Company. The provisions of the Plan as set forth herein constitute an amendment and restatement of the Plan as in effect immediately prior to January 22, 2003, the “Effective Date” hereof.

2.    Definitions

“Affiliate” means any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest and has power to exercise management control.

“Award” means an amount for an Award Period determined to be payable to a Participant under the Plan.

“Award Period” means such calendar quarters or calendar years as the Committee may establish from time to time with respect to any applicable salary grade designation, to any Corporate Unit or to a combination of these factors.

“Award Schedule” means the schedule to be used for determining Awards as established by the Committee and set forth in the Addendum to the Plan applicable to the Corporate Unit covered thereby.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Corporate Unit” means the Company, Ryerson Tull West, Ryerson Tull North, Ryerson Tull South, Ryerson Tull Coil Processing, Inland Industries de Mexico, S.A. de C.V., Ryerson Tull Canada, Customer Solutions Team, and any Affiliate, other Subsidiary or any division or group of the Company or any Subsidiary designated as a Corporate Unit from time to time by the Committee of the Company.

“Employee” means an employee eligible to be designated as a Participant in the Plan.

“Named Executive Officer” means a Participant who is one of the group of “covered employees” as defined in the regulations promulgated under Section 162(m) of the Code.

“Participant” means an Employee who is designated by the Committee to be eligible to receive an Award under the Plan.

“Performance-Based Exception” means the performance-based exception from the deductibility limitations as set forth in Section 162(m) of the Code.

“Subsidiary” means any corporation in which the Company possesses directly or indirectly more than fifty percent (50%) of the total combined voting power of all classes of its stock.

“Target Award” means the percentage of a Participant’s base salary earnings or base annual salary for an Award Period as established by the Committee pursuant to paragraph 6 of the Plan and set forth in the Addendum to the Plan applicable to the Corporate Unit in which such Participant is employed.

“Threshold” means the minimum financial performance (established by the Committee and set forth in the Addendum to the Plan applicable to such Corporate Unit) required by a Corporate Unit before an Award may be paid to a Participant employed in such Corporate Unit.

3.    Administration

The Plan shall be administered by the Committee. No member of the Committee shall be eligible to receive an Award while serving on the Committee. The Committee shall have the authority to interpret the Plan and to establish, amend and rescind rules and regulations for the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons. In addition, the Committee may delegate to one or more senior executive officers of the Company the right to administer the Plan as it pertains to employees who are not officers of the Company or of any other Corporate Unit. Subject to the provisions of paragraph 7 hereof, the Committee may impose such conditions on participation in and Awards under the Plan as it deems appropriate.

4.    Eligibility

Except as otherwise provided by the Committee and subject to paragraph 9 hereof, all full-time salaried employees of a Corporate Unit as of the first day and the last day of an Award Period are eligible to be designated as Participants in the Plan for such Award Period; provided, however, that, with respect to Award Periods that extend for at least one year, individuals who are full-time salaried employees of a Corporate Unit on August 1 of the first year of the Award Period and the last day of the Award Period shall also be eligible to be designated as Participants in the Plan for such Award Period. Notwithstanding the foregoing, the Committee may adopt criteria restricting the number of full-time salaried employees of a Corporate Unit eligible to be designated as Participants in the Plan for any Award Period, which criteria shall be set forth in the Addendum to the Plan applicable to such Corporate Unit.

5.    Designation of Participants

The Committee shall determine and designate from time to time those Employees who shall be Participants. The designation of an Employee as a Participant in the Plan for any Award period shall not bestow upon such Employee any right to receive an Award for such Award Period or the right to be designated as a Participant for any subsequent Award Period.

6.    Individual Award Opportunity

For each Award Period, the Committee shall establish for each Participant a Target Award, expressed as a percentage of his or her base salary earnings or base annual salary for such Award Period, on the basis of his or her salary grade designation.

7.    Determination of Awards

Except as otherwise provided by the Committee, Awards for each Award Period for Participants in each Corporate Unit shall be determined in accordance with the Award Schedule established by the Committee for such Corporate Unit and no Award shall be paid to any Participant in a Corporate Unit for any Award Period in which the performance of such Corporate Unit does not equal or exceed the Threshold applicable to such Corporate Unit. The Award for each Participant in a Corporate Unit shall be his or her Target Award multiplied by the Percent Attainment (determined in accordance with the applicable Award Schedule), subject to the following:

(a) Subject to paragraph 3 and the provisions of this paragraph 7, the Committee may adjust such Award for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate.

(b) Subject to the restrictions set forth in paragraph 7(c) below, the Committee may make such adjustments as it deems appropriate in the case of any Participant whose salary grade designation has changed during the applicable Award Period or who has been employed in more than one Corporate Unit during an Award Period.

(c) Unless and until the Committee proposes for stockholder vote a change in the general performance measures set forth in this paragraph 7(c), the attainment of which may determine the degree of payout with respect to Awards under the Plan which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following alternatives: return on operating assets, operating profit, return on equity, net income, stock price, revenue growth, marginal income, expense management, inventory management, quality management, customer service performance, shareholder return, gross margin management; market share improvement, safety results, quality results, price margin management, on time delivery, productivity and days sales outstanding (accounts receivable management). The Committee shall have the discretion to establish performance goals based upon the foregoing performance measures and to adjust such goals and the methodology used to measure the determination of the degree of attainment of such goals; provided, however, that Awards under the Plan that are intended to qualify for the Performance-Based Exception and that are issued to or held by any Named Executive Officer may not be adjusted in a manner that increases such Award. The Committee shall retain the discretion to adjust such Awards in a manner that does not increase such Awards. Furthermore, the Committee shall not make any adjustment to Awards under the Plan issued to or held by any Named Executive Officer that are intended to comply with the Performance-Based Exception if the result of such adjustment would be the disqualification of such Award under the Performance-Based Exception. Any Award granted after the Effective Date which is intended to qualify for the Performance-Based Exception shall be contingent upon shareholder approval of the Plan at the Company’s 2003 annual meeting of shareholders. In the event that applicable laws change to permit the Committee greater discretion to amend or replace the foregoing performance measures applicable to Awards to Named Executive Officers without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining such approval. In addition, in the event that the Committee determines that it is advisable to grant Awards under the Plan to Named Executive Officers or other Participants that are not intended to qualify for the Performance-Based Exception, the Committee may make such grants upon any objective or subjective performance criteria it deems appropriate with the understanding that they will not satisfy the requirements of Section 162(m) of the Code.

Notwithstanding any other provision of the Plan, in no event may a Participant be paid an Award in any calendar year in excess of $2,000,000. No segregation of any moneys or the creation of any trust or the making of any special deposit shall be required in connection with any awards made or to be made under the Plan.

8.    Payment of Awards

Awards shall be paid in cash as soon as practicable after the end of the Award Period for which the Award is made; provided, however, that no payment shall be made with respect to an Award which is intended to qualify under the Performance-Based Exception until the Committee has certified in writing that the performance goals and other materials terms of the Award have been met. If a Participant to whom an Award has been made dies prior to the payment of the Award, such Award shall be delivered to his or her legal representative or to such other person or persons as shall be determined by the Chairman, the President, the Chief Executive Officer or the Vice President-Human Resources of the Company. The Company or other applicable Corporate Unit shall have the right to deduct from all Awards payable under the Plan any taxes required by law to be withheld by the Company or other Corporate Unit with respect thereto; provided, however, that to the extent provided by the Committee, any payment under the Plan may be deferred and to the extent deferred, may be credited with an interest or earnings factor as determined by the Committee; provided, however, that in the case of an Award which is intended to qualify for the Performance-Based Exception, such interest or earnings factor shall comply with the requirements applicable to such Exception under Treas. Reg. § 1.162-27(e)(iii).

9.    Termination of Employment

Except in the case of death, disability, normal retirement (determined in accordance with the qualified retirement plans of the Corporation) or release (determined in accordance with the Inland Steel Industries Severance Pay Plan for Eligible Salaried Employees or any successor or substituted plan) or except as provided in paragraph 10, a Participant must be an employee as of the end of the Award Period in order to be eligible for an Award.

10.    Change of Control

In the event of a Change of Control of the Company (as hereinafter defined), the Plan shall remain in full force and effect for the remainder of any Award Period (or, if longer, the remainder of the calendar year) during which such Change of Control of the Company occurs, and each Participant shall receive an Award for such Award Periods (or any Award Periods occurring in such calendar year), at least equal to his or her Target Award pro rated to the date on which the Participant ceases to be an Employee if such date occurs prior to the last day of the applicable Award Period, regardless of whether or not Awards would otherwise have been payable under the Plan for such Award Periods and regardless of whether or not such Participant was an Employee at the end of any such Award Period. A “Change of Control of the Company” shall be deemed to have occurred if there shall have been a change in the composition of the Board of Directors of the Company such that a majority of the Board of Directors shall have been members of the Board of Directors for less than 24 months, unless the election of each new director who was not a director at the beginning of the 24 month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

11.    Transferability

Any payment to which a Participant may be entitled under the Plan shall be free from the control or interference of any creditor of such Participant and shall not be subject to attachment or susceptible of anticipation or alienation. The interest of a Participant shall not be transferable except by will or the laws of descent and distribution.

12.    No Right to Participate; Employment

Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any Employee any right to be designated as a Participant under the Plan. Further, nothing contained in the Plan, nor any action by the Committee or any other person hereunder, shall be deemed to confer upon any Employee any right of continued employment with any Corporate Unit or to limit or diminish in any way the right of any Corporate Unit to terminate his or her employment at any time with or without cause.

13.    Nonexclusivity of the Plan

This Plan is not intended to and shall not preclude the Board of Directors of the Company from adopting or continuing such additional compensation arrangements as it deems desirable for Participants under this Plan, including any thrift, savings, investment, stock purchase, stock option, profit sharing, pension, retirement, insurance or other incentive, compensation or benefit plan or program, including, without limitation, a bonus arrangement or award based on subjective performance factors.

NOTICE OF

ANNUAL MEETING

OF STOCKHOLDERS

AND PROXY STATEMENT

RYERSON TULL, INC.

2003

Ú  DETACH PROXY CARD HERE  Ú

☐	Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.				☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors Recommends a Vote FOR the listed nominees.

1. ELECTION OF DIRECTORS:

	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: 01-Jameson A. Baxter, 02-Richard G. Cline, 03-Gary L. Crittenden, 04-James A. Henderson, 05-Gregory P. Josefowicz, 06-Neil S. Novich, 07-Jerry K. Pearlman, 08-Ronald L. Thompson

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)

Exceptions*

The Board of Directors recommends a vote FOR the following resolutions. Please read the resolutions in full on the accompanying circular.
		FOR	AGAINST	ABSTAIN
2.	Ryerson Tull Annual Incentive Plan.	☐	☐	☐

3.	In the discretion of the proxies to vote upon any and all other business matters which may properly come before such annual meeting or any adjournment thereof.

CHECK HERE TO STOP MULTIPLE MAILINGS Please stop mailing of shareholder publications for this account, since multiple copies come to our household at this address.	☐

SCAN LINE

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date and return promptly.
Date	Share Owner sign here	Co-Owner sign here

To Our Shareholders and Our Plan Participants:

IMPORTANT NOTICE REGARDING DELIVERY

OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission has adopted new rules which allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more security holders reside, whom we believe to be members of the same family.

If you wish to receive only one copy of the Ryerson Tull, Inc. Annual Report, the Ryerson Tull, Inc. Proxy Statement, a proxy statement combined with a prospectus, or any information statement, please check the box on the reverse side of the proxy card. We will continue to separately mail a proxy card for each registered shareholder account. This consent will be perpetual unless you revoke it, which you may do at any time by calling us at 1-800 524-4458 (toll-free), or writing us at The Bank of New York, Shareholder Relations Department, P.O. Box 11258, Church Street Station, New York, NY 10286, Attention: Proxy Unit. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

IF APPLICABLE, WE ENCOURAGE YOU TO PARTICIPATE IN THIS PROGRAM. IT WILL HELP RYERSON TULL, INC. REDUCE PRINTING AND POSTAGE COSTS, AS WELL AS OPERATING EXPENSES.

Thank you.

Proxy Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Neil S. Novich, Jay M. Gratz, Terence R. Rogers and Joyce E. Mims, and each of them, as attorneys and proxies (with full power of substitution in each) to vote all common stock of the Company that the undersigned is entitled to vote (including any common stock credited to the account of the undersigned under the Company’s Shareholder Investment Services) and all Series A $2.40 Cumulative Convertible Preferred Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held April 16, 2003 and at any adjournment thereof. Unless otherwise specified, this proxy will be voted FOR the the election of directors, FOR the Ryerson Tull Annual Incentive Plan, and in the discretion of the proxies on any all other matters that may properly come before such Annual Meeting or any adjournment thereof.

Confidential Voting Directions

Solicited on Behalf of the Board of Directors

As a Participant in the Ryerson Tull Savings Plan, I hereby direct LaSalle National Bank, as Trustee of the ESOP Trust which forms a part of such plan, to vote all shares of common stock of Ryerson Tull, Inc. that are credited to my account in the ESOP Trust as of February 28, 2003 at the Annual Meeting of Stockholders of the Company to be held April 16, 2003 and any adjournment thereof. Unless otherwise specified, all shares allocated to the undersigned’s Plan account will be voted FOR the election of directors, FOR the Ryerson Tull Annual Incentive Plan, and in the discretion of the Trustee or its proxies upon any and all other matters that may properly come before such annual meeting or any adjournment thereof. The Trustee shall vote all shares allocated to participants’ Plan accounts for which properly completed confidential voting directions are not received prior to 5:00 p.m. Chicago time, on April 15, 2003 and all unallocated shares held in the ESOP Trust in the same proportion as the shares with respect to which properly completed confidential voting directions have been timely received from participants in the ESOP Trust.

(Continued and to be signed on the reverse side)

RYERSON TULL, INC.

P.O. BOX 11016

NEW YORK, N.Y. 10203-0016

To change your address, please mark this box.     ☐

To include any comments, please mark this box    ☐